Exhibit 3.3
Cach Foods, Inc.
Form SB-2

                AMENDED ARTICLES OF INCORPORATION
                               OF
                        CACH FOODS, INC.


     Pursuant to NRS 78.403 of the Nevada Business Corporations
Act, Cach Foods, Inc., hereinafter the "Corporation," adopts the following Amendment of its Articles of Incorporation:

                           ARTICLE IV

     (a) Common Stock. The aggregate number of shares of Common Stock which the Corporation shall have authority to issue is 100,000,000 shares at par value of $0.001 per share. All stock when issued shall be fully paid and non-assessable, shall be of the same class and have the same rights and preferences.

     Each share of Common Stock shall be entitled to one vote at a stockholders meeting, wither in person or by proxy. Cumulative voting in elections of Directors and all other matters brought before a stockholders meeting, whether they be annual or special, shall not be permitted.

     The holders of the capital stock of the Corporation shall not be personally liable for the payment of the Corporation's debts and the private property of the holders of the capital stock of the Corporation shall not be subject to the payment of debts of the Corporation to any extent whatsoever.

     Stockholders of the Corporation shall not have any preemptive rights to subscribe for additional issued of stock of the Corporation except as may be agreed from time to time by the Corporation or any such stockholder.

     (b) Preferred Stock. The aggregate number of shares of Preferred Stock which the Corporation shall have authority to issue is 5,000,0000 shares, par value $0.001, which may be issued in series, with such designations, preferences, stated valued, rights, qualifications or limitations as determined solely by the Board of Directors of the Corporation.

                           ARTICLE XIV

     The Corporation elects not to be governed by the terms and provisions of Acquisition of Controlling Interest found under Sections 78.378 through 78.3793, inclusive, of the Nevada Revised Statutes, as the same may be amended, superseded, or replaced by any successor section, statute, or provision. No amendment to these Articles of Incorporation, directly or indirectly, by merger or consolidation or otherwise, having the effect of amending or repealing any of the provisions of this paragraph shall apply to or have any effect on any transaction involving acquisition of control by any person or any transaction with an interested stockholder occurring prior to such amendment or repeal.

     The Corporation elects not to be governed by the terms and provisions of Combinations with Interested Stockholders found under Sections 78.411 through 78.444, inclusive, of the Nevada Revised Statutes, as the same may be amended, superseded, or replaced by any successor section, statute, or provision.

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                           ARTICLE XV

     The Corporation shall exist in perpetuity, from and after the date of filing of its original Articles of Incorporation with the Secretary of State of the State of Nevada unless dissolved according to law.

     The foregoing Amendment was adopted by the Board of Directors and Stockholders of the Corporation. The Amendment was adopted by separate written consents of the Board of Directors and Stockholders dated April 20, 2001, in accordance with Nevada Revised Statutes 78.315 and 78.320. One Stockholder owning 10,000,000 shares of Common Stock voted in favor of the Amendment, which represented a majority of the 12,000,000 issued and outstanding shares. Accordingly, the Amendment was approved.

     IN WITNESS WHEREOF, these Articles of Amendment are executed for and on behalf of the Corporation by the undersigned officers hereunto duly authorized, who certify that the facts herein stated are true this 26th day of April 2001.

                                   CACH FOODS, INC.


                                   /s/ Cornelius A. Hofman
                                   Cornelius A. Hofman
                                   President


                                   /s/ Kelly O. McBride
                                   Kelly O. McBride
                                   Secretary

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